Exhibit 19.1
ACCENDRA HEALTH, INC. Section 16 and Insider Trading Compliance Policy Amended and Restated Effective February 27, 2023

TABLE OF CONTENTS Page -i-I. INTRODUCTION ...........................................................................................................1 II. SECTION 16 COMPLIANCE ............................................................................................2 A. Reporting Obligations.......................................................................................2 (i) Form 3 Initial Report..............................................................................2 (ii) Form 4 Report.......................................................................................3 (iii) Form 5 Report.......................................................................................3 (iv) Form 144...............................................................................................3 B. Filing Requirements..........................................................................................4 C. Reporting Following Cessation of Insider Status.................................................4 D. Consequences of Delinquent Filings..................................................................4 E. Section 16(b) “Short-Swing” Profit Liability and Disgorgement...........................5 III. INSIDER TRADING COMPLIANCE...................................................................................5 A. Prohibition on Insider Trading...........................................................................5 B. 10b5-1 Plans.....................................................................................................8 C. Prohibition on Certain Transactions.................................................................10 IV. COMPLIANCE PROCESSES AND PROCEDURES..............................................................11 A. Restrictions on Transactions in Company Securities By Insiders and Restricted Persons..........................................................................................11 B. Mandatory Pre-Clearance Procedure for Insiders and Restricted Persons.........11 C. Restrictions on Transactions by Departing Insiders and Restricted Persons ......12 D. Filing Coordinator...........................................................................................13 E. Ultimate Responsibility for Compliance...........................................................13 Appendix A - Certification......................................................................................................15 Appendix B - Transaction Reporting Checklist.........................................................................16 Appendix C - Power of Attorney.............................................................................................18

I. INTRODUCTION The Section 16 and Insider Trading Compliance Policy (the “Compliance Policy”) summarizes the obligations and restrictions imposed upon the directors and officers of Accendra Health, Inc. (the “Company”) by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).1 In addition, this Compliance Policy summarizes other insider trading provisions of the Exchange Act that apply to all Company teammates as well as the trading window and pre-clearance restrictions imposed on all directors and officers and other Restricted Persons (as defined in Section IV(A) herein). The description of the obligations and restrictions imposed by Section 16, the prohibition on insider trading and the outline of the Compliance Policy set forth below is a summary. Directors, officers and other Restricted Persons are encouraged to consult with the Company’s General Counsel as may be necessary to comply with Section 16 and any provision of the Exchange Act concerning insider trading. Each of the Company’s directors and officers and Restricted Persons must confirm that he or she has received, read and agrees to comply with the Compliance Policy by executing the certification attached hereto as Appendix A. Section 16 of the Exchange Act and the rules promulgated by the Securities and Exchange Commission (the “SEC”) impose the following obligations on the Company’s directors and officers, as well as persons beneficially owning more than 10% of the Company’s equity securities registered under the Exchange Act (individually, an “Insider,” and collectively, “Insiders”): • to notify the SEC of ownership of Company equity securities upon attaining the status of a Section 16 Insider (SEC Form 3); • to report changes in beneficial ownership of Company equity securities by Insiders (SEC Forms 4 and 5); and • to pay to the Company any “short-swing” profit made on purchases and sales of Company equity securities within a six-month period. One of the purposes of the Compliance Policy is to assist the Company’s directors and officers in avoiding violations of the reporting, “short-swing” and other insider trading rules of the Exchange Act. 1 The term “director” means “any director of a corporation or any person performing similar functions with respect to any organizations, whether incorporated or unincorporated.” The term “officers” means the following persons: the president; the principal financial officer; the principal accounting officer (or, if there is no such accounting officer, the controller); any vice president in charge of a principal business unit, division or function; any other officer who performs a significant policy-making function; and any other person who performs similar policy making functions of the issuer. The person’s duties, rather than title, determine whether a person constitutes a Section 16 “officer.” Persons identified as “executive officers” in the Company’s proxy statement, Form 10-K or in any other filing with the SEC are presumed to be subject to Section 16 and must file reports.

-2- All Company teammates are also subject to the restrictions on insider trading included in the Company’s Code of Honor. II. SECTION 16 COMPLIANCE A. Reporting Obligations All equity securities of the Company2 beneficially owned by Insiders are subject to the reporting obligations set forth in Section 16(a) of the Exchange Act. A person is deemed to beneficially own equity securities if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the Company’s equity securities. “Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit from a transaction in the Company’s securities. Thus, the concepts of “beneficial ownership” and “pecuniary interest” not only include securities held directly of record or in the name of an Insider, but also securities held indirectly through other persons or entities, such as securities held by the members of an Insider’s immediate family sharing an Insider’s household or certain trust and partnership holdings attributable to an Insider. Insiders remain free, however, to disclaim beneficial ownership of securities under certain circumstances if a reasonable basis for disclaimer exists.3 The Section 16(a) reporting obligations also apply to acquisitions and dispositions of derivative securities, such as options, warrants, convertible securities, stock appreciation rights, phantom stock and similar instruments whose value is derived from the Company’s equity securities. The SEC has adopted three reporting forms under Section 16(a) that require Insiders to disclose their transactions in and holdings of the Company’s equity securities: (i) Form 3 Initial Report Form 3 is the initial ownership report filed by new Insiders. The SEC must receive Form 3 within 10 days following the date on which the person becomes subject to the Section 16(a) reporting obligations, disclosing all equity securities of the Company beneficially 2 Currently, the Company’s common stock (including derivative securities convertible into or exchangeable for the Company’s common stock, such as options) constitutes its only class of equity securities outstanding. 3 While all equity securities directly or indirectly held must be reported, the issue of beneficial ownership need not be conceded. A disclaimer of beneficial ownership may be made whenever there is question as to whether beneficial ownership is deemed to exist. When the reporting director or officer disclaims beneficial ownership of securities held indirectly through another, it is appropriate to make such disclaimer in Form 3 and also in any Form 4 or 5 required to be filed. An appropriate form of disclaimer is as follows: “The undersigned disclaims beneficial ownership of the securities indicated, and the reporting herein of such securities shall not be construed as an admission that the undersigned is the beneficial owner of any such securities for the purpose of Section 16 of the Securities Exchange Act of 1934.”

-3- owned on the date of becoming an Insider. Even if no securities are owned on such date, new Insiders must file a Form 3. (ii) Form 4 Report Form 4 must be filed within two business days following the day on which there has been a transaction which results in any change in beneficial ownership of Company equity securities that is not exempt from reporting or subject to deferred reporting on Form 5 as described below.4 (iii) Form 5 Report Form 5 is a year-end report to be used by any person who was an Insider during the Company’s most recent fiscal year. Form 5 must be filed within 45 days after the end of the Company’s fiscal year to report any transactions that should have been reported during the fiscal year on Forms 3 or 4, but either because of deferred reporting or an Insider’s failure to file a required report, were not. Form 5 is not required from Insiders who had no reportable transactions during the preceding year or if all reportable transactions and holdings were previously reported.5 (iv) Form 144 In addition to the foregoing reporting obligations on Forms 3, 4 and 5, if the amount of Company securities which a director or officer sells on the open market during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, then a notice of proposed sale on Form 144 must be filed electronically with the SEC via EDGAR. 6 The filing of Form 144 must occur concurrently with the placement of an order to sell with a broker or the execution of a sale with a market maker. Form 144 must be submitted by the person (or by the broker on the person’s behalf) for whose account the securities are to be sold. To ensure compliance with Rule 144, any Insider contemplating the sale of Company securities should first contact the Company’s General Counsel and instruct his or her broker to do the same. 4 Almost every transaction that results in an increase or decrease in direct or indirect beneficial ownership is a reportable event, except acquisitions under dividend or interest reinvestment plans and transactions under tax-qualified plans, such as 401(k) plans. Other reportable transactions include: the receipt or donation of bona fide gifts of securities, exercises and conversions of derivative securities; grants, awards or other distributions from the Company and all dispositions to the Company. See Appendix B for the proper treatment of certain transactions under the Company’s stock plans and programs. 5 Generally, the Form 5 will include disclosure of transactions exempted by the Section 16 rules, such as small acquisitions. 6 Form 144 must be filed by “affiliates” of the Company. The term “affiliate” refers to persons controlling, controlled by or under common control with the Company and presumably includes directors, executive officers, 10% shareholders, any relative or spouse of such person, or any relative of such spouse who shares the same home.

-4- B. Filing Requirements It is important to note that the filing of Forms 3, 4, 5 and 144 remain the legal obligation of the reporting person, not the Company. Nevertheless, the Company will assist directors and officers with the preparation and filing of Forms 3, 4, 5 and 144. All Section 16(a) reports must be filed with the SEC electronically through EDGAR and become immediately available to the public. The electronic filing with the SEC also satisfies the requirement to file any Forms 3, 4 or 5 with the New York Stock Exchange. No provisions for the extension of filing deadlines generally exist, but if the due date of a filing falls on a Saturday, Sunday or holiday, then the due date is automatically deferred until the next business day. There are no filing fees associated with Forms 3, 4, 5 and 144. Finally, the Company must also post the Forms 4 and 5 for its Insiders on its website by the end of the next business day following the filing of such forms with the SEC. Appendix B sets forth the applicable treatment under Section 16(a) of certain transactions under the Company’s stock plans and programs. C. Reporting Following Cessation of Insider Status A reporting officer or director who ceases to be subject to Section 16 (by virtue of retirement or termination of employment, for instance) must continue to file Form 4 reports after his or her change of status only if he or she executes a non-exempt purchase or sale within six months of a non-exempt sale or purchase that occurred during his or her tenure. In other words, former directors or officers may have to report transactions on Form 4 for six months after the last change in beneficial ownership that occurred while he or she was still an Insider. Former directors and officers may also be required to file Form 5. Transactions in the Company’s equity securities by the Company’s directors and officers before they became directors or officers must be reported under certain limited circumstances. D. Consequences of Delinquent Filings Penalties for failure to comply with the reporting scheme under Section 16(a) can be embarrassing and substantial. The Company is required to disclose in its proxy statement for the annual meeting the name of any director or officer who, during the last fiscal year and without regard to fault, failed to file or who filed late any Form 3, 4 or 5. The Company must also report such delinquencies in the Company’s Form 10-K. In addition, civil penalties of $5,000 to $100,000 per violation may be assessed against persons for failing to comply with the reporting rules. The SEC may also impose other civil penalties, such as cease and desist orders or injunctions, on persons who are chronically delinquent in the filings of any Form 3, 4 or 5. For truly egregious violators, the SEC may also impose criminal penalties or imprisonment.

-5- E. Section 16(b) “Short-Swing” Profit Liability and Disgorgement Section 16(b) of the Exchange Act discourages speculative trading by requiring Insiders to pay over to the Company any “short-swing” profits. Under Section 16(b), profits realized by an Insider on a “short-swing” transaction (any non-exempt purchase and sale, or sale and purchase, of the Company’s equity securities within a period of six months) must be disgorged to the Company upon demand by the Company or a shareholder acting on behalf of the Company.7 For the purposes of determining profits, the highest price received in any sale will be matched against the lowest price paid in any purchase. Section 16(b) applies to all transactions by Insiders. Transactions occurring after a person ceases to be an Insider remain subject to Section 16(b) and the Company may match certain transactions made during the six months following termination of Insider status with transactions made while an Insider to find “short-swing” profits owed to the Company. Transactions made by persons before becoming an Insider are generally exempt from “short-swing” liability. Liability under Section 16(b) for “short-swing” transactions is imposed in a mechanical fashion without regard to intent. Therefore, an Insider’s good faith, lack of intent or the absence of material non-public information is irrelevant. An active group of professional plaintiff’s attorneys monitors Section 16(a) reports for “short-swing” transactions and often receives attorney’s fees from the recovery. III. INSIDER TRADING COMPLIANCE A. Prohibition on Insider Trading All Company teammates are subject to the prohibition on insider trading. “Insider trading” is a broad term that covers a number of factual situations, but generally refers to the purchase or sale of a company’s securities (including debt securities) by persons who are aware of material information about that company that is not generally known or available to the public. Federal and state securities laws, as well as the Company’s policies and Code of Honor, prohibit insider trading. These laws also prohibit persons who are aware of such material nonpublic information from disclosing it to others, including spouses and family members, who may trade (a practice known as “tipping”). Tipping can also violate the securities laws and result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading. Both the person who provides the information, recommendation or opinion and the person who trades based on it may be liable. It is important to note that insider trading prohibitions are not limited to trading in the Company’s securities but also include trading in the securities of other companies, such as 7 The matching rules for determining whether a “purchase and sale” or “sale and purchase” have occurred within a six-month period are broadly construed to accomplish the purposes of Section 16(b). The general rule is that a change in beneficial ownership that is “volitional” on the part of the beneficial owner will constitute a “purchase” or “sale,” unless exempt. While every change in beneficial ownership required to be reported may not constitute a “purchase” or “sale,” directors and officers should consult the Company’s General Counsel before effecting a transaction if any other change in beneficial ownership has occurred within the preceding six months, including transactions resulting from participation in employee benefit plans, gifts and dividend reinvestment plans.

-6- customers, suppliers and other companies with which the Company may be doing business or negotiating a transaction involving material non-public information. What constitutes “material information” is often difficult to determine. Generally, information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of the security is material. Both positive and negative information can be material. Financial information such as non-public financial results or earnings projections is frequently material, even if it covers only part of a fiscal period or less than all of the Company’s operations, since either of these might convey enough information about the Company’s consolidated results to be considered material information. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are: • Projections of future earnings or losses, or other earnings guidance; • Changes to previously announced earnings guidance, or the decision to suspend earnings guidance; • A pending or proposed merger, acquisition or tender offer; • A pending or proposed acquisition or disposition of a significant asset; • A pending or proposed joint venture; • A Company restructuring; • Significant related party transactions; • A change in dividend policy, the declaration of a stock split, or an offering of additional securities; • Bank borrowings or other financing transactions out of the ordinary course; • The establishment of a repurchase program for Company Securities; • A change in the Company’s pricing or coststructure; • Major marketing changes;

-7- • A change in management; • A change in auditors or notification that the auditor’s reports may no longer be relied upon; • Development of a significant new product, process, or service; • Pending or threatened significant litigation, or the resolution of such litigation; • Impending bankruptcy or the existence of severe liquidity problems; • The gain or loss of a significant customer or supplier; • Significant cybersecurity incidents; and • The imposition of a ban on trading in Company Securities or the securities of another company. If Company teammates are unsure whether information is material, they should either consult the General Counsel before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material. Material information is “non-public” if it has not been widely disseminated to the public through filings with the SEC, press releases, newswire or otherwise disclosed to the marketplace. The circulation of rumors, even if accurate, and even if reported in the media, does not constitute public disclosure. Further, information may still be non-public even though it is widely known within the Company. For purposes of this Compliance Policy, information will generally be considered public (i.e. no longer non-public) beginning on the third full trading day following the Company’s widespread public release of the information. For example, if the Company issues an earnings release after the close of business on a Monday, the information in the release would be considered public upon the opening of the market on Thursday. Material non-public information about the Company or its business partners is the property of Company, and unauthorized disclosure or use of that information is prohibited. That information should be maintained in strict confidence and should be discussed, even within the Company, only with persons who have a “need to know.” You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious

-8- consequences to the Company, whether or not the disclosure is made for the purpose of facilitating improper trading in securities. Any written or verbal statement that would be prohibited under the law or under this Compliance Policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media, including the disclosure of material non-public information about the Company or material non-public information with respect to other companies that you come into possession of as a teammate of the Company. The trading restrictions of this Compliance Policy apply to Company teammates’ family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Company securities are directed by the Company teammates or are subject to their influence or control, such as parents or children who consult with them before they trade in Company securities (collectively referred to as “Family Members”). Company teammates are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with them before they trade in Company securities, and they should treat all such transactions for the purposes of this Compliance Policy and applicable securities laws as if the transactions were for their own account. The trading restrictions of this Compliance Policy do not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to the Company teammates or their Family Members. The trading restrictions of this Compliance Policy also apply to any entities that Company teammates influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for their own account. Insider trading is a serious offense and a violation of the anti-fraud provisions of the Exchange Act, vigorously enforced by the SEC, and may result in disgorgement of profits, criminal fines of up to $5 million and imprisonment of up to 20 years. In addition, liability may extend beyond the insider to the Company under the doctrine of controlling-person liability. Additionally, a teammate’s failure to comply with this Compliance Policy may subject him or her to sanctions and/or discipline imposed by the Company including termination of employment. B. 10b5-1 Plans A Rule 10b5-1 plan is a written plan for trading securities designed in accordance with Rule 10b5-1(c) under the Exchange Act that provides an affirmative defense to insider trading allegations for persons trading pursuant to the plan. Properly structured and implemented 10b5-1 plans can effectively permit Insiders to engage in trading transactions pre-

-9- established in the plan without regard to “window periods” and whether the Insider may be aware of material non-public information about the Company at the time of the actual trading transactions. It is the Company’s policy that directors and officers subject to Section 16 shall only trade in Company securities pursuant to a 10b5-1 plan adopted in accordance with the Compliance Policy unless otherwise pre-approved by the General Counsel of the Company (or the General Counsel’s designee). This requirement shall not apply to transactions that are customarily not made under 10b5-1 plans, such as any transaction with the Company, gifts, contributions to a trust or transfers to a Family Member or affiliated entity. Any and all 10b5-1 plans adopted by a director or officer must be reviewed and pre-approved by the General Counsel of the Company. The Company requires that a 10b5-1 plan must meet the following requirements8 : (1) the 10b5-1 plan must be in writing and signed by the person adopting the plan; (2) the 10b5-1 plan must be entered into within a “safe harbor” window period and the plan may only be modified or terminated when there is no quarterly, special or other blackout in effect with respect to the person modifying the plan; (3) the 10b5-1 plan must be adopted at a time when the person adopting the trading plan is not aware of any material nonpublic information; (4) the 10b5-1 plan must include a “cooling-off period” between adoption or modification of the plan and execution of the first trade. Directors and officers are subject to a cooling-off period of the later of: (a) ninety (90) days following the adoption or any modification of such 10b5-1 plan or (b) two business days following the disclosure in Form 10-Q or Form 10-K of the Company’s financial results for the fiscal quarter in which such plan was adopted or modified (but not to exceed 120 days following plan adoption or modification); (5) the 10b5-1 plan must be adopted, modified, or terminated in good faith and not as part of a plan or scheme to evade or circumvent the prohibitions of Rule 10b-5. The person who adopts the trading plan must act in good faith with respect to the trading plan throughout the 10b5-1 plan’s duration; 8 Any teammate who enters into a 10b5-1 plan shall be subject to all of the provisions of this Section III B except that the reference to “ninety (90)” days in Section III B(4)(a) shall be modified to read “thirty (30) days” and Sections III B(4)(b) and III B(8) shall not be applicable.

-10- (6) the 10b5-1 plan must provide that such plan cannot be suspended, modified or terminated without the pre-approval of the General Counsel of the Company (and again subject to the applicable “waiting period”); (7) the 10b5-1 plan must only be modified or terminated when the person modifying the trading plan is not aware of material nonpublic information; (8) directors and officers must certify in writing, at the time of the adoption of a new or modified 10b5-1 plan, that they are (a) not aware of any material nonpublic information about the Company or its securities and (b) adopting the 10b5-1 plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1; and (9) the 10b5-1 plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Company reserves the right to disapprove any submitted plan, and to suspend or instruct a director, officer and/or teammate to terminate any 10b5-1 plan that it has previously approved. C. Prohibition on Certain Transactions Because certain trading transactions signal a lack of confidence in the Company’s prospects, are inappropriate for officers and directors to engage in and may lead to inadvertent insider trading violations, the Company prohibits the following transactions in the Company’s securities: Short-Term Trading: Any director, officer or other employee of the Company who purchases Company securities in the open market may not, unless approved in advance by the Company, sell any Company securities of the same class during the six months following the purchase (or vice versa). Short Sales. Sales of securities not then owned, including sales with delayed delivery (a “sale against the box”). Publicly Traded Options. Transactions such as puts, calls and other derivative securities, which evidence a bet about the short-term movement of the Company’s securities. Hedging Transactions. Hedging or monetization transactions such as zero-cost collars and forward sales contracts.

-11- Margin Accounts and Pledges. Holding Company securities in a margin account or pledging Company securities as collateral for a loan. IV. COMPLIANCE PROCESSES AND PROCEDURES A. Restrictions on Transactions in Company Securities By Insiders and Restricted Persons Transactions effected in Company securities by directors or officers of the Company are restricted to a “safe harbor” window. The “safe harbor” window begins on the third full trading day after the public release of the Company’s earnings information and ends on the last trading day of the second month of the fiscal quarter in which such release occurs; provided that for the first quarter of any fiscal year, the trading window may extend into the third month of the fiscal quarter to ensure that the window is approximately 10 business days in duration. As an example, if the first quarter results of the Company are announced in the evening of May 2, trading would be permissible from the morning of May 5 until the close of trading on May 31. In addition to officers and directors, the Company has identified certain other teammates (“Restricted Persons”) who, by virtue of their positions and the material non-public information to which they have access, must restrict their trading to the designated “safe harbor” windows. Teammates who are Restricted Persons are so notified by the Company. Occasionally, the Company may determine not to open the “safe harbor” window, adjust its opening and closing dates or impose a special “off-cycle” blackout period based on specific pending events, transactions or circumstances that may constitute material non-public information. The General Counsel, in consultation with the Chief Executive Officer, the Chief Financial Officer and Treasurer, will determine whether an off-cycle blackout period should be imposed. The existence of an off-cycle blackout period will not be generally announced. If a director, officer or teammate is covered by the off-cycle blackout period, he/she will be notified by the General Counsel. Any person made aware of an off-cycle blackout period should not disclose the existence of the black-out period to anyone else. Additionally, please note that any Insider or Restricted Person who possesses material non-public information is not protected by the “safe harbor” provision during a window period and remains prohibited from trading while in possession of material non-public information. B. Mandatory Pre-Clearance Procedure for Insiders and Restricted Persons In addition to restricting trading during window periods, the Company also maintains a mandatory pre-clearance procedure under which Insiders and Restricted Persons must obtain pre-clearance from the Company’s General Counsel prior to engaging in any transaction involving the Company’s securities.

-12- The Company’s Insiders and Restricted Persons, together with their family members, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gifts, loans, pledges, contributions to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel. The pre-clearance requirement is in effect even during a “safe harbor” window described above. A request for pre-clearance should be submitted to the General Counsel at least two business days in advance of the proposed transaction and may be made verbally or in writing. A copy of the written request or a memo memorializing the verbal request shall be maintained in the teammate’s file. The General Counsel will then determine whether the transaction may proceed and, if so, assist in complying with applicable Section 16 reporting requirements and insider trading provisions under the Exchange Act. Unless revoked, a grant of permission will normally remain valid until the earlier of (i) five business days following the day on which it was granted and (ii) the end of the “safe harbor” window period. Although the above trading restrictions and pre-clearance procedures generally apply to all transactions in the Company’s securities, there are certain exceptions relating to Company stock plans as follows: (i) Teammate Stock Purchase Plan. The trading restrictions do not apply to purchases of Company stock in the Teammate Stock Purchase Plan resulting from periodic payroll contributions to the plan under an election made at the time of enrollment. The trading restrictions would apply to a new election to participate in the plan, changes in participation levels and to sales of Company stock purchased under the plan. (ii) Dividend Reinvestment Plan. The trading restrictions do not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from the reinvestment of dividends paid on Company securities. The trading restrictions would apply to a new election to participate in the plan, voluntary purchases of Company stock resulting from additional elective contributions and changes in level of participation in the plan, as well as any sale of Company stock purchased pursuant to the plan. (iii) 10b5-1 Plans. As described in Section III(B) above, the trading restrictions do not apply to transactions under a validly adopted 10b5-1 plan. (iv) Automatic Sale for Tax Withholding. The trading restrictions do not apply to the automatic sale of Company stock on behalf of a Restricted Person to cover tax withholding obligations as a result of the vesting of restricted stock or restricted stock units. C. Restrictions on Transactions by Departing Insiders and Restricted Persons Insiders and Restricted Persons who are leaving the Company have a continuing obligation not to trade in Company securities while they possess material non-public information

-13- about the Company. Accordingly, it is the Company’s policy that any departing Insider or Restricted Person who has material non-public information at the time he or she leaves the Company (such as information about the Company’s financial results or projections) may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Mandatory Pre-Clearance Procedure for Insiders and Restricted Persons” above, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service. D. Filing Coordinator Rosemarie France, Assistant Corporate Secretary, is the Company’s designated Compliance Policy filing coordinator (the “Filing Coordinator”). The Filing Coordinator will monitor and keep records of all transactions in the Company’s securities by Insiders, including a list of brokers used by Insiders. The Filing Coordinator will also assist the directors and officers in the preparation of Form 3 filings upon an individual’s assumption of director or officer status and in preparing Form 4 filings whenever an acquisition or disposition of Company securities requires a filing. In addition, the Filing Coordinator will assist in the preparation of any requisite Form 5 filings at fiscal year-end. To further assist the Company’s directors and officers in complying with the Section 16 reporting obligations, the Filing Coordinator will also forward annual ownership reports to all directors and officers. The Filing Coordinator will be available to answer questions and to provide information at any time. Directors and officers should review the reports carefully upon receipt and verify the accuracy of the reports by signing and returning them to the Filing Coordinator. For the Company to assist directors and officers in meeting their filing obligations, each director or officer must authorize, designate and appoint the General Counsel and the Filing Coordinator as his or her attorney-in-fact to prepare, execute and file, on the director or officer’s behalf, all Forms 3, 4 and 5 by executing the Power of Attorney attached hereto as Appendix C. E. Ultimate Responsibility for Compliance While the Company will assist directors and officers in complying with Section 16 and other Exchange Act provisions concerning insider trading, the directors and officers themselves remain legally obligated to ensure that filings are timely and correct and to comply with the Company’s mandatory pre-clearance procedures. The Company disclaims any legal responsibility or liability arising from unlawful “short-swing” transactions by Insiders as well as any liability arising from unlawful transactions by Insiders based upon material non-public information. The Company cannot and expressly does not assume any legal responsibility in this regard.

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-15- APPENDIX A CERTIFICATION I hereby certify that I have received, read and agree to comply with the Accendra Health, Inc. Section 16 and Insider Trading Compliance Policy, including the appendices thereto. Executed this ____ day of ______, 20__. ______________________________ Signature ______________________________ Print Name ______________________________ Title

-16- APPENDIX B TRANSACTION REPORTING CHECKLIST The following is a summary of the appropriate forms for use under Section 16 for certain transactions under the Company’s stock plans and programs: TRANSACTION FORM REQUIRED General Transactions Open Market Purchase of Stock 4 Open Market Sale of Stock 4 Gift (by or to insider) 4 Inheritance 5 Stock Option Transactions Grant of Stock Option 4 Exercise of Stock Option 4 Sale of Stock to Pay Exercise Price 4 Surrender of Stock in Payment of Exercise Price or Taxes 4 Restricted Stock Transactions Grant of Restricted Stock 4 Vesting of Restricted Stock -- Sale of Stock to Satisfy Tax Obligation 4 Forfeiture of Restricted Stock 4 Surrender of Stock in Payment of Taxes 4

-17- Teammate Stock Purchase Plan Acquisition of Stock 4 or 5 Withdrawal of Stock 5 Sale of Stock 4 Cessation of Contributions -- Reinvestment of Dividends 5 Dividend Reinvestment & Stock Purchase Plan Stock Purchased upon Reinvestment of Dividends 5 Optional Cash Purchases 4 Withdrawal of Stock -- Sale of Stock 4 Directors Compensation Plan Receipt of Stock in Lieu of Directors Fees 4 Deferral of Directors Fees to Stock Fund 4 Stock Award 4 Grant of Stock Option 4

-18- APPENDIX C POWER OF ATTORNEY This Statement confirms that the undersigned, _____________, has authorized, designated and appointed each of Heath H. Galloway and Rosemarie W. France his or her lawful attorney-in-fact and agent, with full power of attorney and agency to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Accendra Health, Inc. The authority of each of Heath H. Galloway and Rosemarie W. France under this power of attorney shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned’s ownership of or transactions in Accendra Health, Inc., unless earlier revoked in writing. The undersigned expressly acknowledges that neither Heath H. Galloway nor Rosemarie W. France is assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. ________________ _____________________________ Date [Name]